2008 HOVNANIAN ENTERPRISES, INC.
STOCK INCENTIVE PLAN

SAMPLE 2010 LONG TERM INCENTIVE PROGRAM AWARD AGREEMENT

Participant:                                           _______________

Date of Grant:                                       _______________

Target LTIP Award (total):               $______________

Cash Percentage of Award:                ______%                      Target Cash Amount: $______________

Stock Percentage of Award:               ______%                      Target Number of Class A Shares:_________

1. Grant of LTIP Award.  For valuable consideration, receipt of which is hereby acknowledged, Hovnanian Enterprises, Inc., a Delaware Corporation (the "Company"), hereby grants the Long Term Incentive Program award opportunity (the “Award”) listed above to the Participant, on the terms and conditions hereinafter set forth.  This grant is made pursuant to the terms and conditions of the 2008 Company Stock Incentive Plan (the "Plan") and the 2010 Long Term Incentive Program adopted thereunder (the “LTIP”), which Plan and LTIP, as amended from time to time, are incorporated herein by reference and made a part of this Agreement.  The Award represents an unfunded, unsecured right of the Participant to receive cash and/or Class A Shares (“Shares”) on the date(s) specified under the LTIP, subject to the performance and time vesting conditions set forth thereunder.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the LTIP, as applicable.  A copy of the LTIP is attached hereto as Exhibit A.

2. Amount of Award; Vesting and Timing of Payments.  The target amount of the Award listed above represents the amount of cash and Shares that the Participant will be eligible to receive if the performance levels achieved during the Performance Period correspond to a payout level of 100% of target under the terms of the LTIP, assuming the time vesting requirements set forth under the LTIP are also met.  The actual amount of cash and/or Shares payable in respect of the Award may be more or less than the targeted amounts, and the amounts (if any) that become payable under the Award will be paid to the Participant at such times and subject to such performance and time vesting conditions as set forth under the LTIP.

3. Adjustments Upon Certain Events.  Subject to the terms of the Plan and the LTIP, in the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an "Adjustment Event"), the Committee shall, in its sole discretion, make an appropriate and equitable adjustment in the number of Shares subject to this Agreement to reflect such Adjustment Event.  Any such adjustment made by the Committee shall be final and binding upon the Participant, the Company and all other interested persons.

4. No Right to Continued Employment.  Neither the Plan, the LTIP nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.  Further, the Company or an Affiliate may at any time dismiss the Participant, free from any liability or any claim under the Plan, the LTIP or this Agreement, except as otherwise expressly provided herein.

5. No Acquired Rights.  In participating in the Plan and the LTIP, the Participant acknowledges and accepts that the Board and the Committee have the power to amend or terminate the Plan and the LTIP, to the extent permitted thereunder, at any time and that the opportunity given to the Participant to participate in the Plan and the LTIP is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms).  The Participant further acknowledges and accepts that such Participant's participation in the Plan and the LTIP is not to be considered part of any normal or expected compensation and that the termination of the Participant's employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Agreement, the Plan or the LTIP that may arise as a result of such termination of employment.

6. No Rights of a Shareholder.  The Participant shall have no voting, dividend or other rights or privileges as a shareholder of the Company until the Shares in question have been issued or transferred to the Participant.

7. Legend on Certificates.  Any Shares issued or transferred to the Participant pursuant to this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

8. Transferability.  This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 8 shall be void and unenforceable against the Company or any Affiliate.

9. Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer of cash or Shares due under this Agreement, the LTIP or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement, the LTIP or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  Notwithstanding the foregoing, if the Participant's employment with the Company terminates prior to the payment or transfer of all of the cash and/or Shares under this Agreement, the payment of any applicable withholding taxes with respect to any further payments of cash or transfer of Shares under this Award shall be made solely through withholding of cash or Shares otherwise payable under this Agreement in amounts equal to the statutory minimum withholding liability.

10. Non-Solicitation Covenants.

(a) The Participant acknowledges and agrees that, during the Participant's employment with the Company and its Affiliates and upon the Participant's termination of Employment with the Company and its Affiliates for any reason, for a period commencing on the termination of such Employment and ending on the second anniversary of such termination, the Participant shall not, whether on Participant's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i) solicit any employee of the Company or its Affiliates with whom the Participant had any contact during the last two years of the Participant's employment, or who worked in the same business segment or division as the Participant during that period to terminate employment with the Company or its Affiliates;

(ii) solicit the employment or services of, or hire, any such employee whose employment with the Company or its Affiliates terminated coincident with, or within twelve (12) months prior to or after the termination of Participant's employment with the Company and its Affiliates;

(iii) directly or indirectly, solicit to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(b) It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11. Specific Performance.  The Participant acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Choice of Law.  THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

13. Award Subject to Plan and LTIP.  By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the LTIP.  The Award is subject to the Plan and the LTIP.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or LTIP, the applicable terms and provisions of the Plan and LTIP will govern and prevail.

14. Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15. 409A.  Notwithstanding any other provisions of this Agreement, the Plan or the LTIP, this Award shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant.  In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code (including due to the Participant’s status as a “specified employee” within the meaning of Section 409A of the Code), the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

HOVNANIAN ENTERPRISES, INC.

By: ________________________________

PARTICIPANT

By: ________________________________

Exhibit A
2010 Long Term Incentive Program

1.  Purpose
The purpose of the 2010 Long Term Incentive Program (“LTIP”) is to aid the Company in retaining key employees and to motivate them to exert their best efforts on behalf of the Company.  The LTIP has been adopted pursuant to the terms of the Amended and Restated 2008 Hovnanian Enterprises, Inc. Stock Incentive Plan (the “2008 Plan”) and is intended to incentivize achievement of certain Pre-tax Profit goals and certain improvements in the Company’s capital structure through reductions in Homebuilding Debt.  Capitalized terms used herein without definition have the meanings assigned to such terms under the 2008 Plan.

2.  Participants
The Compensation Committee will designate the Participants who will be granted incentive awards under the LTIP, with the first such awards to be granted on or about June 11, 2010 (the “Initial Grant Date”).  Additional Associates may be eligible to participate at the discretion of the Compensation Committee.  The awards for Participants who are selected by the Compensation Committee to participate after the Initial Grant Date will be determined based on actual performance for the full Performance Period (as defined below) and will be prorated based on the number of full months of eligible service completed during the thirty-six (36) month Performance Period, subject to the vesting requirements outlined below in section 6.

3.  Performance Period
The LTIP “Performance Period” will commence on November 1, 2010 and end on October 31, 2013.

4.  Details
Each Participant will be eligible to receive an award based on the achievement of certain Pre-tax Profit levels in fiscal years 2011, 2012 and 2013 and Homebuilding Debt (i.e., excluding Mortgage Debt) levels at the end of fiscal year 2013.  The award will be based on a specific target multiple of the Participant’s base salary in effect on the date the Participant is granted the award (the “Grant Date”) and, if Shares are elected as a form of payout, the closing Share price on the Grant Date; provided, however, that the Share price for new Participants will be no less than the Share price on the Initial Grant Date.

For purposes of the LTIP, “Pre-tax Profit” is defined as earnings (loss) before income tax payments as reflected on our audited financial statements, excluding the impact of any items deemed to be extraordinary items for financial reporting purposes.  “Homebuilding Debt” is defined as total (recourse) notes payable excluding accrued interest, as reflected on our consolidated audited balance sheet, less any debt issued after January 2010 that has an equity component such as debt convertible into equity (not net debt).

The following table illustrates the percent of the target award that can be achieved at each performance level.  Awards will be interpolated between performance levels but will not be extrapolated above the maximum performance levels listed below.

Homebuilding Debt as of 10/31/2013 (in billions)
		Greater than $1.70	$1.65	$1.60	$1.55	$1.50	$1.40 or less
FY 2013 Pre-tax Profit (in millions)	$100 or more	100% of target award	125% of target award	150% of target award	175% of target award	200% of target award	250% of target award
	$75	75% of target award	100% of target award	125% of target award	150% of target award	175% of target award	225% of target award
	$50	50% of target award	75% of target award	100% of target award	125% of target award	150% of target award	200% of target award
	$25	25% of target award	50% of target award	75% of target award	100% of target award	125% of target award	175% of target award
	Less than $0	0% of target award	25% of target award	50% of target award	75% of target award	100% of target award	150% of target award

If the Company reaches breakeven or positive Pre-tax Profit for either of the fiscal years ending 2011 or 2012, each Participant will be eligible for a minimum payment equal to fifty percent (50%) of the target award provided that he or she meets the vesting requirements outlined below in section 6.  This minimum payment is inclusive of and not incremental to any other award granted to the Participant under the LTIP and will not exceed fifty percent (50%) of target award if the Company achieves breakeven or positive Pre-tax Profit in both fiscal years 2011 and 2012.

5.  Examples
a.
If the Company reaches breakeven Pre-tax Profit in fiscal year 2011, a Participant becomes eligible to receive a minimum payment equal to fifty percent (50%) of the target award, subject to the vesting requirements in section 6.  If the Company’s Homebuilding Debt as of 10/31/2013 is $1.6 billion and fiscal year 2013 Pre-tax Profit is $50 million, a Participant would achieve an award equal to one hundred percent (100%) of the target award.  Since this award is larger than the minimum payment for which the Participant was eligible, the total award due, subject to the vesting requirements in section 6, would be one hundred percent (100%) of the target award.

b.
If the Company does not reach breakeven or positive Pre-tax Profit in fiscal years 2011 or 2012, a Participant is not eligible for a minimum payment and the award level will be determined based on Homebuilding Debt as of 10/31/2013 and fiscal year 2013 Pre-tax Profit.  If Homebuilding Debt as of 10/31/2013 is $1.57 billion and fiscal year 2013 Pre-tax Profit is $95.0 million, the Participant would achieve an award equal to one hundred and sixty percent (160%) of the target award (calculated by linear interpolation from the performance goals listed on the chart), subject to the vesting requirements in section 6.

c.
If the Company reaches breakeven Pre-tax Profit in fiscal year 2011, a Participant becomes eligible to receive a minimum payment equal to fifty percent (50%) of the target award, subject to the vesting requirements in section 6.  If the Company’s Homebuilding Debt as of 10/31/2013 is $1.65 billion and fiscal year 2013 Pre-tax Profit is less than $0, a Participant would achieve an award equal to twenty-five percent (25%) of the target award.  However, since the minimum award of fifty percent (50%) of the target award is greater than the fiscal year 2013 calculation, the total award due, subject to the vesting requirements, would be fifty percent (50%) of the target award.

6.  Payout Method and Conditions For Earning Award
Shortly prior to the Grant Date for an award, each Participant scheduled to receive an award will be asked to make an irrevocable election to receive the award in one of the following payout methods: (i) one hundred percent (100%) cash, (ii) fifty percent (50%) cash and fifty percent (50%) Shares, or (iii) twenty percent (20%) cash and eighty percent (80%) Shares; provided, however, that (i) the target amount payable in Shares will be determined based on the Fair Market Value of a Share as of the Grant Date (subject to the limitation under Section 6(a)) and (ii) the timing of payments for installments of the award in cash and in Shares will be determined using the respective values of the cash and Share portions of the award as of 10/31/2013, with all cash installments of the award becoming vested and payable before any Share denominated installments of the award becomes vested and payable pursuant to Section 6(b) below.  If a Participant does not make a form of payment election on or prior to the Grant Date, the form of payment for such Participant’s award shall be one hundred percent (100%) cash.
a.
The target award amount payable in Shares will be determined by dividing the portion of the target award elected to be paid in Shares by the closing Share price on the Grant Date, provided, however, that the Share price for new Participants will be no less than the Share price on the Initial Grant Date.

b.
Except as provided in Section 6(c) – (e) below, as a condition of earning each portion of the award, Participants must be employed through the vesting dates outlined below.  The vesting percentages relate to the award value as of 10/31/2013.

i.	Fifty percent (50%) of the award will become vested on 10/31/2013 and payable in January 2014

ii.	Thirty percent (30%) of the award will become vested on 10/31/2014 and payable in January 2015

iii.	Twenty percent (20%) of the award will become vested on 10/31/2015 and payable in January 2016

Suppose an original Participant’s target award is $270,000 and the closing Share price on the Participant’s Grant Date is $6.50.  At the outset of the program, the Participant elected to receive fifty percent (50%) of the award in cash and fifty percent (50%) of the award in Shares, resulting in a target cash award of $135,000 (target award x 50%) and a target stock award of 20,769 Shares (target award x 50% ÷ $6.50, rounded).  Under this example, if the Participant earns one hundred and fifty percent (150%) of the target award, based on actual performance achievement, subject to the vesting requirements in this section 6, the Participant will be eligible to receive a cash portion of $202,500 ($135,000 target cash portion x 150%) and a Share portion of 31,154 Shares (20,769 target Share portion x 150%, rounded).

Assume that the Share price on October 31, 2013 is $10.00 so the value of the Share portion for vesting purposes is $311,540 (31,154 x $10.00).  The value of the cash portion of the award is not affected by stock price fluctuations and therefore remains at $202,500 resulting in a total award value of $514,040 ($311,540 + $202,500) as of 10/31/2013.

Per the vesting schedule, the award vests fifty percent (50%) on 10/31/2013, thirty percent (30%) on 10/31/2014 and twenty percent (20%) on 10/31/2015 with the cash portion of the award vesting before the stock portion.  Fifty percent (50%) of the total award value as of 10/31/2013 is $257,020 ($514,040 x 50%).  Since the cash portion is less than this amount, the full cash portion of $202,500 and an additional $54,520 in Share value, or 5,452 Shares ($54,520 ÷ $10.00, rounded up) will vest on 10/31/2013 and be paid in January 2014.

On 10/31/2014, an additional thirty percent (30%) of the total award value as of 10/31/2013, or $154,212 ($514,040 x 30%), is scheduled to vest.  Since the entire cash portion of the award vested on 10/31/2013, only Shares are left to vest.  As a result, 15,422 Shares ($154,212 ÷ $10.00, rounded up) will vest on 10/31/2014 and be paid in January 2015.

On 10/31/2015, the remaining portion of the award is scheduled to vest.  Since the entire cash portion and 20,874 Shares had vested in prior years, the remaining 10,280 Shares (31,154 – 5,452 – 15,422) will vest on 10/31/15 and be paid in January 2016.

c.
In the event a Participant ceases to be employed by the Company due to death prior to the end of the Performance Period, the Participant’s beneficiary will be eligible for a prorata award payable in January 2014.  The award will be determined based on actual performance for the full Performance Period and will be prorated based on the number of full months of eligible service completed during the thirty-six (36) month Performance Period.  In the event a Participant ceases to be employed by the Company due to death following the end of the Performance Period, the Participant’s beneficiary will be eligible to receive any unpaid, earned portion of the award within seventy-five (75) days.

d.
In the event a Participant ceases to be employed by the Company due to Disability prior to the end of the Performance Period, the Participant will be eligible to receive a prorata award on the scheduled payout dates.  The award will be determined based on actual performance for the full Performance Period and will be prorated based on the number of full months of eligible service completed during the thirty-six (36) month Performance Period.  In the event a Participant ceases to be employed by the Company due to Disability following the end of the Performance Period, the Participant will be eligible to receive any unpaid, earned portions of the award on the scheduled payout dates as if there was no termination of employment.

e.
In the event a Participant ceases to be employed by the Company due to “Retirement” following the end of the Performance Period, the Participant will be eligible to receive any unpaid, earned portions of the award on the scheduled payout dates as if there was no termination of employment.  "Retirement" shall mean termination of employment on or after age 60, or on or after age 58 with at least 15 years of "Service" to the Company and its Subsidiaries immediately preceding such termination of employment.  For this purpose, "Service" means the period of employment immediately preceding Retirement, plus any prior periods of employment with the Company and its Subsidiaries of one or more years' duration, unless they were succeeded by a period of non-employment with the Company and its Subsidiaries of more than three years' duration.

7.	Non-Solicitation Covenants
a.
Each Participant shall be required as a condition to receiving the award to acknowledge and agree that, during the Participant's employment with the Company and its Affiliates and upon the Participant's termination of Employment with the Company and its Affiliates for any reason, for a period commencing on the termination of such Employment and ending on the second anniversary of such termination, the Participant shall not, whether on Participant's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

i.
solicit any employee of the Company or its Affiliates with whom the Participant had any contact during the last two years of the Participant's employment, or who worked in the same business segment or division as the Participant during that period to terminate employment with the Company or its Affiliates;

ii.
solicit the employment or services of, or hire, any such employee whose employment with the Company or its Affiliates terminated coincident with, or within twelve (12) months prior to or after the termination of Participant's employment with the Company and its Affiliates;

iii.	directly or indirectly, solicit to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.
b.
It shall be expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this LTIP is an unenforceable restriction against the Participant, the provisions of this LTIP shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this LTIP is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.	Specific Performance
Each Participant shall acknowledge and agree that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, the Participant shall agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this LTIP and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

9.	Adjustments
Adjustments Upon Certain Events.  Subject to the terms of the 2008 Plan, in the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an "Adjustment Event"), the Committee shall, in its sole discretion, make an appropriate and equitable adjustment in the number of Shares subject to awards granted under this LTIP to reflect such Adjustment Event.  Any such adjustment made by the Committee shall be final and binding upon the Participant, the Company and all other interested persons.

10.	Amendments
The Committee may amend, alter or discontinue the LTIP at any time, provided that no such amendment, alteration or discontinuation shall be made that would materially adversely affect the rights of a Participant with respect to a previously granted award hereunder without such Participant’s consent.